Exhibit 99.1

Contact: Arena Pharmaceuticals, Inc.	Media Contact: Russo Partners

Jack Lief	David Schull, President
President and CEO	david.schull@russopartnersllc.com
858.717.2310
Cindy McGee
Manager, IR and Corporate Communications	Anthony J. Russo, Ph.D., CEO
858.453.7200, ext. 1479	tony.russo@russopartnersllc.com
212.845.4251

www.arenapharm.com

Arena Pharmaceuticals Announces Fourth Quarter and Full Year 2010 Financial

Results and Reviews Recent Developments

SAN DIEGO, CA, March 11, 2011 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the fourth quarter and full year ended December 31, 2010, and reviewed recent developments.

“Our focus is working with Eisai to obtain FDA approval of lorcaserin, preparing to submit an application for European approval of lorcaserin, and advancing select earlier-stage research and development programs on our own or in collaboration,” said Jack Lief, Arena’s President and Chief Executive Officer. “Resubmitting the lorcaserin NDA is our top priority, and we are committed to addressing the outstanding issues to the FDA’s satisfaction.”

Arena reported a net loss in the fourth quarter of 2010 of $28.2 million, or $0.23 per share, compared to a net loss in the fourth quarter of 2009 of $29.8 million, or $0.32 per share, and a net loss in the full year ended December 31, 2010, of $124.5 million, or $1.14 per share, compared to a net loss in the full year ended December 31, 2009, of $153.2 million, or $1.82 per share.

Research and development expenses continued to decline to $16.5 million in the fourth quarter of 2010 from $21.2 million in the fourth quarter of 2009. Research and development expenses declined to $75.5 million in the full year ended December 31, 2010, from $110.2 million in the full year ended December 31, 2009. This decrease is primarily due to the completion of Arena’s lorcaserin Phase 3 clinical trials. Arena expects its research and development expenses to continue to decline in 2011 due to the completion of the lorcaserin Phase 3 clinical trials, expected cost savings from its recently announced workforce reduction and other cost-containment measures. Research and development expenses for all of 2010 included $3.4 million in non-cash, share-based compensation expense, compared to $4.1 million in 2009. General and administrative expenses totaled $7.3 million in the fourth quarter of 2010, compared to $6.5 million in the fourth quarter of 2009, and $27.9 million in the full year ended December 31, 2010, compared to $25.2 million in the full year ended December 31, 2009. This increase is primarily attributable to expenses related to litigation and increased patent fees. General and administrative expenses in the full year ended December 31, 2010, included $2.1 million in non-cash, share-based compensation expense, compared to $2.8 million in 2009.

Total interest and other expense increased to $28.2 million in the full year ended December 31, 2010, compared to $14.8 million in 2009. This increase is primarily attributable to increases in the loss on extinguishment of debt, a non-cash item, and interest expense, both related to Arena’s loan from certain Deerfield entities.

At December 31, 2010, cash and cash equivalents totaled $150.7 million and approximately 121.5 million shares of common stock were outstanding.

Arena’s Recent and Fourth Quarter 2010 Developments

Lorcaserin

•

Received a complete response letter from the US Food and Drug Administration (FDA) regarding the lorcaserin New Drug Application (NDA), completed an end-of-review meeting with the FDA and reported on Arena and Eisai’s plans related to resubmitting the NDA.

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Announced top-line results from the Phase 3 BLOOM-DM (Behavioral modification and Lorcaserin for Overweight and Obesity Management in Diabetes Mellitus) trial, which evaluated lorcaserin for weight management in obese and overweight patients with type 2 diabetes. Lorcaserin met the three primary efficacy endpoints, and Arena believes the results favorably support the benefit-risk profile of lorcaserin.

•

Presented at Obesity 2010, the 28th Annual Scientific Meeting of The Obesity Society, results from a lorcaserin mechanism of action study conducted at the Pennington Biomedical Research Center. The data showed that lorcaserin reduces energy intake and appetite, and causes weight loss without stimulating energy expenditure.

Other

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Announced the issuance of US Reissue Patent No. RE42,190 with claims to methods of identifying compounds that modulate the activity of the GPR119 receptor, a target for identifying small molecules for the treatment of diabetes.

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Announced the resignation of Robert E. Hoffman, Vice President, Finance and Chief Financial Officer. Mr. Hoffman will remain in his current role at Arena until the filing of the Form 10-K for the year ended December 31, 2010.

•

Committed to a reduction in Arena’s US workforce of approximately 25%, or 66 employees, which is expected to be completed around March 28, 2011. As a result of this workforce reduction, Arena expects to incur restructuring charges, primarily in the first quarter of 2011, of approximately $3.8 million in connection with one-time employee termination costs.

•

Initiated dosing in a Phase 1 clinical trial of APD811, an oral drug candidate Arena discovered that targets the prostacyclin receptor for the treatment of pulmonary arterial hypertension. This randomized, double-blind, placebo-controlled trial is evaluating the safety, tolerability and pharmacokinetics of single-ascending doses of APD811.

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Announced that following the completion of a Phase 1 clinical trial program for APD597, Ortho-McNeil-Janssen Pharmaceuticals, Inc., decided not to advance APD597 and terminated the collaboration effective December 28, 2010. APD597 targets the GPR119 receptor for the treatment of type 2 diabetes, which, along with other compounds and intellectual property, reverted to Arena under the terms of the collaboration. Arena believes APD597 may have utility alone and in combination with a DPP-4 inhibitor for the treatment of type 2 diabetes.

•

Announced results from a Phase 1 clinical trial of APD916, a novel drug candidate Arena discovered that targets the histamine H3 receptor for the treatment of narcolepsy with cataplexy. In this randomized, double-blind, placebo-controlled trial in 24 healthy volunteers, APD916 demonstrated dose-proportional pharmacokinetic exposure over the tested dose range.

Outlook for 2011

Arena expects to use cash and cash equivalents of approximately $78 to $84 million for its operating activities and interest expense in 2011, and approximately $2 million for capital expenditures. In January 2011, Arena prepaid the $20 million payment that was due to Deerfield in July 2011. Assuming no additional capital from collaborators, investors or other sources, Arena would expect to end 2011 with approximately $45 million to $51 million.

Scheduled Earnings Call

Arena will host both a conference call and webcast to discuss the fourth quarter and full year 2010 financial results and to provide a business and financial update today, Friday, March 11, 2011, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time).

The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ Fourth Quarter and Full Year 2010 Financial Results Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs that target G protein-coupled receptors, an important class of validated drug targets, in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases. Arena’s most advanced drug candidate is lorcaserin, which is intended for weight management. Arena’s wholly owned subsidiary, Arena Pharmaceuticals GmbH, has granted Eisai Inc. exclusive rights to market and distribute lorcaserin in the United States following FDA approval of the New Drug Application (NDA) for lorcaserin.

Arena Pharmaceuticals® and Arena® are registered service marks of the company.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the advancement, therapeutic indication and use, mechanism of action, and potential of Arena’s drug candidates; the potential of GPR119 and GPR119 agonists; addressing outstanding issues to the FDA’s satisfaction; potential FDA approval and commercialization of lorcaserin; the Eisai collaboration and potential activities thereunder; submission of an application for European approval of lorcaserin; patent coverage; financial guidance; the reduction of Arena’s workforce, including the expected size, timing, related charges and benefits; and Arena’s focus, goals, strategy, research and development programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: the risk that the impact of Arena’s workforce reduction may not be as expected; the risk that regulatory authorities may not find data and other information related to Arena’s clinical trials and other studies meet safety or efficacy requirements or are otherwise sufficient for regulatory approval; the timing of regulatory review and approval is uncertain; Arena’s response to the complete response letter for the lorcaserin NDA may not be submitted when anticipated or the information provided in such response may not satisfy the FDA; the FDA may request other information prior to or after Arena resubmits the lorcaserin NDA or approval of the lorcaserin NDA; unexpected or unfavorable new data; risks related to commercializing new products; Arena’s ability to obtain and defend its patents; the timing, success and cost of Arena’s research and development programs; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner Arena or others expect or at all; Arena’s ability to obtain adequate funds; risks related to relying on collaborative agreements; the timing and receipt of payments and fees, if any, from collaborators; and satisfactory resolution of pending and any future litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	(unaudited)		(Note)
Revenues
Manufacturing services	$1,799	$1,916	$7,057	$6,579
Collaborative agreements	2,213	766	9,556	3,808

Total revenues	4,012	2,682	16,613	10,387

Operating Expenses
Cost of manufacturing services	2,105	1,834	7,414	6,536
Research and development	16,488	21,187	75,459	110,159
General and administrative	7,300	6,522	27,936	25,247
Restructuring charges	—	—	—	3,324
Amortization of acquired technology & other intangibles	550	1,787	2,159	3,508

Total operating expenses	26,443	31,330	112,968	148,774

Interest and Other Income (Expense)
Interest income	131	398	469	689
Interest expense	(5,483)	(7,727)	(21,681)	(18,718)
Gain (Loss) from valuation of derivative liabilities	(486)	5,073	4,371	5,418
Loss on extinguishment of debt	—	—	(12,354)	(2,479)
Other	28	1,132	1,016	273

Total interest and other expense, net	(5,810)	(1,124)	(28,179)	(14,817)

Net loss	$(28,241)	$(29,772)	$(124,534)	$(153,204)

Net loss per share, basic & diluted	$(0.23)	$(0.32)	$(1.14)	$(1.82)

Shares used in calculating net loss per share, basic & diluted	121,415	92,719	109,573	84,341

Note: The Condensed Consolidated Statements of Operations has been derived from the audited financial statements for the year ended December 31, 2009 and from the unaudited financial statements for the year ended December 31, 2010.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	December 31, 2010	December 31, 2009
	*	*
Assets
Cash, cash equivalents & short-term investments	$150,669	$115,449
Accounts receivable	3,499	1,415
Other current assets	2,638	4,409
Land, property & equipment, net	91,533	95,445
Acquired technology & other non-current assets	18,023	19,560

Total assets	$266,362	$236,278

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$10,680	$15,884
Total deferred revenues	48,077	4,086
Total derivative liabilities	2,271	6,642
Total note payable to Siegfried	10,361	9,143
Total note payable to Deerfield **	37,777	47,906
Total lease financing obligations & other long-term liabilities	77,181	78,050
Total stockholders’ equity	80,015	74,567

Total liabilities & stockholders’ equity	$266,362	$236,278

*	The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of December 31, 2009 and from the unaudited financial statements as of December 31, 2010.
**	The outstanding principal balance of the note payable to Deerfield was $60.0 million and $90.0 million at December 31, 2010 and December 31, 2009, respectively.

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